June 1, 2012

Huntington Strategy Shares

2960 North Meridian Street, Suite 300

Indianapolis, IN 46208

Ladies and Gentlemen:

We have acted as counsel to Huntington Strategy Shares, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of the Trust’s registration statement on Form N-1A (File Nos. 333-170750; 811-22497) (the “Registration Statement”), registering an indefinite number of shares of beneficial interest of the Huntington US Equity Rotation Strategy ETF and Huntington EcoLogical Strategy ETF, each a series of the Trust, (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

This opinion is being delivered to you in connection with the Trust’s filing of Pre-Effective Amendment No. 3 to the Registration Statement (the “Amendment”) to be filed with the SEC under 1933 Act. In connection with rendering the opinion herein, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such documents and records as we have deemed relevant or necessary, including:

(1)	a Certificate of Good Standing for the Trust dated May 23, 2012 obtained from the Secretary of State of Delaware;

(2)	a copy of the Trust’s Certificate of Trust certified by Secretary of State of Delaware on May 1, 2012;

(3)	the Agreement and Declaration of Trust dated September 1, 2010;

(4)	By-Laws of the Trust dated September 1, 2010;

(5)	certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares; and

(6)	the Amendment.

June 1, 2012

In reviewing the documents, we assumed the legal capacity of all natural persons executing such documents, the genuineness of all signatures, the authenticity of all originals or copies of such documents, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to questions of fact material to our opinion, we have relied upon statements of fact contained in documents and records that we have examined or statements of fact made to us by officers of the trust, who, by reason of their positions with the Trust, who would be expected to have knowledge of such facts. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Based on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)	The Shares to be issued pursuant to the Amendment have been duly authorized for issuance by the Trust; and

(2)	When issued and paid for upon the terms provided in the Amendment, the Shares to be issued pursuant to the Amendment will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Amendment. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Amendment. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Bernstein Shur